As filed with the Securities and Exchange Commission on March 23, 2021

Registration No. 333-239666

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PINNACLE BANKSHARES CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	6021	54-1832714
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

622 Broad Street

Altavista, Virginia 24517-1830

(434) 369-3000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Aubrey H. Hall, III

President and Chief Executive Officer

Pinnacle Bankshares Corporation

622 Broad Street

Altavista, Virginia 24517-1830

(434) 369-3000

(Name, address, including zip code, and telephone number, including area code of agent for service)

Copies to:

Susan S. Ancarrow, Esq. Seth A. Winter, Esq. Troutman Pepper Hamilton Sanders LLP Troutman Pepper Building 1001 Haxall Point Richmond, Virginia 23219 (804) 697-1200	Lee G. Lester, Esq. Scott H. Richter, Esq. Williams Mullen 200 S. 10th Street Suite 1600 Richmond, Virginia 23219 (804) 420-6000

Approximate date of commencement of the proposed sale of the securities to the public: This Post-Effective Amendment deregisters those securities that remain unsold as of the effective date hereof.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)   ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)   ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

Pinnacle Bankshares Corporation, a Virginia corporation (the “Registrant”), is filing this post-effective amendment (the “Post-Effective Amendment”) to the following registration statement on Form S-4 (the “Registration Statement”) to deregister any and all securities registered but unsold or otherwise unissued under the following Registration Statement as of the date hereof:

•

Registration Statement on Form S-4 (No. 333-239666), filed with the Securities and Exchange Commission (the “SEC”) on July 2, 2020, as amended by Amendment No. 1, filed with the SEC on August 18, 2020, as further amended by Amendment No. 2, filed with the SEC on September 3, 2020, and declared effective as of September 8, 2020, pertaining to the registration of 594,692 shares of common stock, $3.00 par value per share, of the Registrant to be issued pursuant to the Agreement and Plan of Reorganization, dated as of January 21, 2020, as amended on June 9, 2020, between the Registrant and Virginia Bank Bankshares, Inc. (“Virginia Bank”) (the “Merger Agreement”).

Pursuant to the Merger Agreement, on October 30, 2020 Virginia Bank merged (the “Merger”) with and into the Registrant, with the Registrant continuing as the surviving corporation. As a result of the Merger and pursuant to the Merger Agreement, each issued and outstanding share of common stock of Virginia Bank was converted automatically into the right to receive either 0.54 shares of the Registrant’s common stock or $16.00 in cash, with cash paid in lieu of any fractional shares of the Registrant’s common stock, and subject to allocation and proration set forth in the Merger Agreement.

Accordingly, pursuant to the undertaking of the Registrant as required by Item 512(a)(3) of Regulation S-K, the Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister any and all shares of the Registrant’s common stock that were registered under the Registration Statement that were not issued to former Virginia Bank shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Altavista, Commonwealth of Virginia, on March 23, 2021.

PINNACLE BANKSHARES CORPORATION

By:	/s/ Aubrey H. Hall, III
Aubrey H. Hall, III
President & Chief Executive Officer
(Principal Executive Officer)

No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 of the Securities Act of 1933.